Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John S. Kaufman, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2020 EARNINGS

Highlights:

Net Income:	$8.1 million, Q4 results also reflected a $1.9 million loan loss provision
Revenue:	$23.2 million for Q4 2020
Total Assets:	$2.08 billion, increased 23.5% over December 31, 2019
Total Loans:	$1.57 billion, increased 10.2% over December 31, 2019
Total Deposits:	$1.59 billion, increased 18.9% over December 31, 2019

WASHINGTON TOWNSHIP, NJ, January 21, 2021 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended December 31, 2020.

Highlights for fourth quarter and year ended December 31, 2020:

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Net income available to common shareholders was $8.1 million, or $0.69 per basic common share and $0.68 per diluted common share for the fourth quarter of 2020, an increase of $585,000, or 7.8%, compared to net income available to common shareholders of $7.5 million, or $0.64 per basic common share and $0.63 per diluted common share for the same quarter in 2019. The increase is primarily driven by an increase in net interest income and higher non-interest income partially offset by a higher loan losses provision and non-interest expense.

•	Net interest income increased 16.7% to $17.1 million for the fourth quarter of 2020, compared to $14.7 million for the same quarter of 2019.

•

Net income available to common shareholders decreased $1.4 million or 4.8%, to $28.4 million or $2.40 per basic common share and $2.37 per diluted common share for the year to date period ended December 31, 2020, compared to net income available to common shareholders of $29.8 million, or $2.52 per basic common share and $2.48 per diluted common share for the year to date period ended December 31, 2019.

•	Net interest income increased 10.1% to $62.6 million for the year to date period ended December 31, 2020, compared to $56.9 million for the same period in 2019.

The following is a recap of the significant items that impacted the fourth quarter and the year ended December 31, 2020 period:

Interest income increased $724,000 and $5.0 million for the fourth quarter of 2020 and year to date December 31, 2020 periods, respectively, compared to the same periods in 2019, primarily due to higher average loan volume, partially offset by the impact of lower interest rates on average loans and on average deposits held in the Federal Reserve Bank. The Federal Reserve Board had reduced rates in response to the COVID-19 pandemic. Also contributing to the increase in interest income for the fourth quarter and year to date December 31, 2020 were $594,000 and $1.4 million increase in interest and fees on loans from the SBA Paycheck Protection Program loans (“SBA PPP Loans”).

Interest expense decreased $1.7 million and $762,000 for the fourth quarter and the year to date periods ended December 31, 2020, compared to the same periods in 2019, primarily due to lower interest rates partially offset by an increase in average volume on deposits and other borrowings.

The provision for loan losses increased $1.2 million to $1.9 million for the fourth quarter of 2020, compared to the same period in 2019. For the year to date period ended December 31, 2020, the provision for loan losses increased $4.9 million to $7.6 million, compared to year to date period ended December 31, 2019. The increase in the provision was primarily due to an increase in qualitative factors as economic uncertainty continues as a result of the COVID-19 pandemic on our borrowers as of December 31, 2020.

For the fourth quarter of 2020, non-interest income increased $664,000, compared to the same period of 2019, primarily attributable to an increase in service fees from deposit accounts and a decrease on net losses on sale of other real estate owned (“OREO”). For the year to date period ended December 31, 2020, non-interest income increased $344,000, compared to the same period of 2019. The increase is primarily due to increase in service fees from deposit accounts, partially offset by a decrease in loan fees, and increased net losses on sale of OREO.

Non-interest expense increased $923,000 for the fourth quarter 2020, compared to the same period of 2019, primarily due to an increase in compensation, professional fees, and FDIC insurance assessment fee. For the year to date period ended December 31, 2020, non-interest expense increased $2.3 million, compared to the same periods of 2019, primarily attributable to an increase in compensation, FDIC insurance assessment fees, data processing cost, and occupancy and equipment cost. The increases in non-interest expenses mainly reflect the growth of the business.

Income tax expense increased $403,000 and $226,000 for the fourth quarter and the year to date period ended December 31, 2020, compared to the same periods in 2019. The effective tax rates for fourth quarter and year to date December 31, 2020 were 25.7%, compared to 24.2 % and 24.4% for the same periods in 2019.

December 31, 2020 discussion of financial condition

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Total assets increased to $2.08 billion at December 31, 2020, from $1.68 billion at December 31, 2019, an increase of $394.7 million, or 23.5%, primarily due to an increase in cash deposits with the Federal Reserve Bank, and an increase in loans, particularly a $91.2 million increase in SBA PPP loans.

•	Cash and cash equivalents totaled $458.6 million at December 31, 2020, as compared to $191.6 million at December 31, 2019.

•

The investment securities portfolio decreased to $21.1 million at December 31, 2020, from $27.8 million at December 31, 2019, a decrease of $6.7 million, or 24.0%, primarily due to pay downs of securities.

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Gross loans increased to $1.57 billion at December 31, 2020, from $1.42 billion at December 31, 2019, an increase of $145.1 million or 10.2%. Gross loans at December 31, 2020, included SBA PPP Loans and loans from our deferment and relief programs, which are intended to provide an appropriate level of financial relief for the individuals and businesses experiencing hardship as a result of the COVID-19 pandemic. Majority of our originally classified deferred COVID-19 loans were no longer in deferral status at December 31, 2020.

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Nonperforming loans at December 31, 2020 increased to $8.7 million, representing 0.56% of total loans, an increase of $3.4 million, from $5.3 million of nonperforming loans at December 31, 2019. OREO at December 31, 2020 was $139,000, a decrease of $4.6 million compared to $4.7 million at December 31, 2019, primarily due to the sales of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.43% and 0.60% of total assets at December 31, 2020 and December 31, 2019, respectively. Loans past due 30 to 89 days were $2.8 million at December 31, 2020, an increase of $0.8 million from December 31, 2019.

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The allowance for loan losses was $29.7 million at December 31, 2020, as compared to $21.8 million at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.90% and 1.54% at December 31, 2020 and at December 31, 2019, respectively. The ratio of allowance for loan losses to non-performing loans was 340.2% at December 31, 2020, compared to 407.8%, at December 31, 2019.

•

Total deposits were $1.59 billion at December 31, 2020, up from $1.34 billion at December 31, 2019, an increase of $253.2 million or 18.9% compared to December 31, 2019. Deposit growth was primarily due to an increase in non-interest bearing demand and money market deposits.

•

Total borrowings were $267.2 million at December 31, 2020, an increase of $119.2 million, compared to December 31, 2019, primarily due to $90.0 million increase in advances from the Federal Reserve Bank for the SBA PPP Loans and the issuance on July 15, 2020 of $30.0 million subordinated notes due 2030 (the “Notes”).

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•	Total equity increased to $202.6 million at December 31, 2020, up from $179.4 million at December 31, 2019, an increase of $23.2 million, or 12.9%, primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

“Like most, I’m glad 2020 is over. The country faced unprecedented turmoil and suffering. COVID-19 devastated people’s lives and the economy. The second wave of COVID-19 once again locked down many businesses that were barely holding on after the first lockdown. The political chaos added additional fear and uncertainty about the future of this Country. I for one am optimistic that the resiliency of the people of this Country will once again emerge. Businesses will find new ways to not only survive but succeed in this new world, but it won’t be easy. 2021 will also be a major challenge for the economy and businesses. The rollout of the much awaited COVID-19 vaccines will help calm many fears and instill some much-needed confidence in the future.

Parke Bank continued to generate very strong earnings during these troubling times. Although slightly less than our 2019 record earnings of $29 million, we still generated $28.4 million in Net Income while increasing our loan loss provision by close to $5 million over 2019’s loan loss provision. When eliminating our SBA PPP Loans, which are 100% guaranteed by the SBA, from our outstanding loan portfolio, our ALLL is over 2%. We will continue to be cautious in this uncertain economy, ensuring that our strong financial condition is maintained.

Excluding our participation in round 1 of the SBA PPP Loans program, which was close to $100 million, loan growth in 2020 was relatively flat. We anticipate loan growth to continue to be very slow until there are clear indicators that the economy has sustainable strength. At the present time we anticipate participating in round 2 of the SBA PPP Loan program, although it will be restricted to existing customers only. This is a very important program to help our customers survive this devastating economy. This is a commitment that we have made to our customers even though the interest rate on PPP loans is fixed by law at only 1%.

Like the rest of the country, Parke Bank is facing many challenges in 2021. We are structured to face these challenges head on and succeed. Our control of operating expenses while still providing premium service to our customers will continue to be the foundation of our success. Through turmoil, sometimes opportunities appear. Parke Bank’s strong capital position and flexibility puts us in position to evaluate these opportunities and take the steps needed to maintain and work to grow our financial strength.”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to ensure our Company and our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
	(Amounts in thousands)
Assets
Cash and cash equivalents	$458,601	$191,607
Investment securities	21,106	27,780
Loans held for sale	200	190
Loans, net of unearned income	1,565,807	1,420,749
Less: Allowance for loan losses	(29,698)	(21,811)

Net loans	1,536,109	1,398,938
Premises and equipment, net	6,698	6,946
Bank owned life insurance (BOLI)	27,002	26,410
Other assets	26,191	29,289

Total assets	$2,075,907	$1,681,160

Liabilities
Noninterest-bearing deposits	$428,860	$259,269
Interest-bearing deposits	1,163,583	1,079,950
FHLBNY borrowings	134,650	134,650
PPPLF advances from FRB	90,026	—
Subordinated debentures	42,542	13,403
Other liabilities	13,649	14,464

Total liabilities	1,873,310	1,501,736

Total shareholders’ equity	200,925	177,605
Noncontrolling interest in consolidated subsidiaries	1,672	1,819

Total equity	202,597	179,424

Total liabilities and equity	$2,075,907	$1,681,160

Table 2: Consolidated Income Statements (Unaudited)

	For three months ended December 31,		For twelve months ended December 31,
	2020	2019	2020	2019
	(Amounts in thousands, except share data)
Interest income:
Interest and fees on loans	$21,348	$20,095	$82,336	$75,172
Interest and dividends on investments	211	272	1,008	1,161
Interest on federal funds sold and deposits with banks	106	574	1,194	3,207

Total interest income	21,665	20,941	84,538	79,540

Interest expense:
Interest on deposits	3,336	5,289	17,711	18,687
Interest on borrowings	1,214	981	4,182	3,968

Total interest expense	4,550	6,270	21,893	22,655

Net interest income	17,115	14,671	62,645	56,885
Provision for loan credit losses	1,850	650	7,646	2,700

Net interest income after provision for loan losses	15,265	14,021	54,999	54,185

Non-interest income
Gain on sale of SBA loans	—	—	—	116
Other loan fees	248	243	860	982
Bank owned life insurance income	149	151	592	601
Service fees on deposit accounts	919	524	2,521	1,921
Net loss on sale and valuation adjustment of OREO	(23)	(99)	(371)	(246)
Other	235	45	581	465

Total non-interest income	1,528	864	4,183	3,839

Non-interest expense
Compensation and benefits	2,938	2,493	10,612	9,188
Professional services	836	451	1,987	1,946
Occupancy and equipment	502	436	2,031	1,793
Data processing	321	316	1,290	1,046
FDIC insurance and other assessments	224	(14)	805	56
OREO expense	13	113	271	415
Other operating expense	899	1,015	3,300	3,508

Total non-interest expense	5,733	4,810	20,296	17,952

Income before income tax expense	11,060	10,075	38,886	40,072
Income tax expense	2,840	2,437	10,011	9,785

Net income attributable to Company and noncontrolling interest	8,220	7,638	28,875	30,287
Less: Net income attributable to noncontrolling interest	(88)	(90)	(447)	(446)

Net income attributable to Company	8,132	7,548	28,428	29,841
Less: Preferred stock dividend	(7)	(8)	(29)	(24)

Net income available to common shareholders	$8,125	$7,540	$28,399	$29,817

Earnings per common share
Basic	$0.69	$0.64	$2.40	$2.52

Diluted	$0.68	$0.63	$2.37	$2.48

Weighted average common shares outstanding
Basic	11,851,903	11,848,198	11,850,223	11,838,096
Diluted	11,997,542	12,016,387	11,989,608	12,011,082

Table 3: Operating Ratios

	Three months ended		For the year ended
	December 31,		December 31,
	2020	2019	2020	2019
Return on average assets	1.58%	1.87%	1.49%	1.94%
Return on average common equity	16.41%	17.05%	14.98%	17.93%
Interest rate spread	3.00%	3.13%	2.89%	3.09%
Net interest margin	3.36%	3.69%	3.31%	3.75%
Efficiency ratio	30.75%	30.96%	30.37%	29.56%

*	Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	December 31,	December 31,
	2020	2019
	(Amounts in thousands except ratio data)
Allowance for loan losses	$29,698	$21,811
Allowance for loan losses to total loans	1.90%	1.54%
Allowance for loan losses to non-accrual loans	340.22%	407.83%
Non-accrual loans	$8,729	$5,348
OREO	$139	$4,727